Exhibit 15.1

Consent of GLJ Petroleum Consultants

Mr. Jeffrey Freedman

Chief Executive Officer

Petro River Oil Corp.

1980 Post Oak Blvd., Suite 2020

Houston, TX 77056

Re: Petro River Oil Corp.

Gentlemen:

You have informed us that you intend to file with the U.S. Securities and Exchange Commission an annual report for the year ended April 30, 2012 (the “Annual Report”) and are seeking our written consent to include references to our report on the oil reserves of Petro River Oil Corp, (f/k/a Gravis Oil Corporation) dated September 15, 2011, effective as of April 30, 2012 (the “GLJ Report”) that we prepared at your request.

We confirm that we consent to the inclusion of our name in the Annual Report and to references to the GLJ Report in the Annual Report.

This consent is given only with respect to the Annual Report, and is not intended to be, and should not be construed as, a consent to use the GLJ Report for any other purpose without our prior written consent.

Yours truly,

GLJ PETROLEUM CONSULTANTS LTD.

ORIGINALLY SIGNED BY
/s/ Jodi L. Anhorn
Jodi L. Anhorn, M. Sc., P. Eng.
Vice-President

November 2, 2012

Calgary, Alberta Canada

4100, 400 - 3rd Avenue S.W., Calgary, Alberta, Canada T2P 4H2 ● (403) 266-9500 ● Fax (403) 262-1855 ● GLJPC.com